Exhibit 10.14

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH FIVE ASTERISKS (“*****”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDED AND RESTATED GUARANTY

SECOND AMENDED AND RESTATED GUARANTY, dated as of July 17, 2009 (as amended, modified or supplemented from time to time, this “Guaranty”), made by FIRST WIND HOLDINGS, LLC (formerly known as UPC Wind Partners, LLC), a Delaware limited liability company (the “Guarantor”).

This Guaranty amends and restates in its entirety the Amended and Restated Guaranty dated as of December 12, 2008 made by the Guarantor in favor of the Lender.

WITNESSETH:

WHEREAS, reference is hereby made to that certain Fourth Amended and Restated Secured Promissory Note, of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “FWA Promissory Note”), by and between First Wind Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Guarantor (“FWA”) and HSH Nordbank AG, New York Branch (“HSHN” or the “Lender”);

WHEREAS, reference is hereby made to that certain Second Amended and Restated Secured Promissory Note, of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “FWA4 Promissory Note”), by and between First Wind Acquisition IV, LLC a Delaware limited liability company and a wholly-owned subsidiary of the Guarantor (“FWA4”) and HSHN;

WHEREAS, the Guarantor is the direct parent of FWA and FWA4;

WHEREAS, it is a condition precedent to the effectiveness of the FW Credit Facilities that the Guarantor has executed and delivered this Guaranty; and

WHEREAS, the Guarantor will directly and indirectly benefit from the consummation of the transactions contemplated by the FW Credit Facilities and, accordingly, desires to execute this Guaranty in order to satisfy the condition precedent set forth in the FW Credit Facilities.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Lender and hereby covenants and agrees with the Lender as follows:

1.             Definitions. Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the FWA4 Promissory Note as in effect on the date hereof (or as modified with the consent of the Secured Parties), and if not defined therein, the UCC (as defined below). The Rules of Interpretation set forth in the FWA4 Promissory Note, as applicable, are hereby incorporated by reference as if fully set forth herein. In addition to the terms defined in the FWA4 Promissory Note, the preamble and the recitals, the following terms shall have the following respective meanings:

“Administrative Agent” shall have the meaning set forth in the applicable FW Credit Facility.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that, in any event, any Person which owns directly or indirectly 30% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 30% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“AIMCO Credit Agreement” shall mean the Credit Agreement, dated as of the date hereof, among CSSW, LLC, CSSW Holdings, LLC, the lenders from time to time party thereto, and Wells Fargo, N.A., as administrative agent and collateral agent.

“AIMCO Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, among Wells Fargo, N.A. and HSHN.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Basic Document” shall mean this Guaranty, the Holdings Loan Agreement, the Security Agreements, the Consents, each Interest Rate Protection Agreement, each Basic Document as defined under the corresponding FW Credit Facility, and any other documents, agreements, or instruments entered into by the Guarantor and the Obligors with the Lender or any Swap Counterparty in connection with any of the foregoing.

“Borrower,” and collectively, “Borrowers” shall mean, as applicable, FWA and FWA4; provided, however, that after the occurrence of the Release Event, “Borrower” and “Borrowers” shall mean only FWA4.

“Budget Termination Event” shall mean the occurrence of all of the following: (a) (i) the Release Event or (ii) pursuant to request by the Borrower, written confirmation from the Administrative Agent that the aggregate outstanding amount of Loans under the FWA

Promissory Note and the FWA4 Promissory Note is equal to or less than $*****; and (b) no Default or Event of Default shall have occurred and be continuing as of such date.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required to close in New York, New York.

“Change of Control” shall mean an event or any series of events by which (i) the Sponsors taken together cease to have the power, directly or indirectly, to vote or direct the voting of membership interests carrying the voting rights to elect the majority of the board of directors of the Guarantor or (ii) the Sponsors taken together cease to own legally and beneficially at least 50% of the membership or economic interests of the Guarantor.

“Cohocton Mini-Perm Financing Agreement” shall mean the Financing Agreement, dated as of March 30, 2009, among New York Wind, LLC and HSHN, as arranger, administrative agent and security agent, Norddeutsche Landesbank Girozentrale, as arranger, and the lenders parties thereto.

“Cohocton Project” shall mean the wind generating facilities with a nameplate capacity of approximately 125 megawatts located in the Town of Cohocton, New York.

“Collateral” shall mean all assets which are subject or required to become subject to the security interests or liens granted by the Guarantor and the other Obligors, and such other entities as set forth in Schedule 2, as applicable, under any of the Security Agreements.

“Collateral Agent” shall have the meaning set forth in the applicable FW Credit Facility.

“Commodity Hedge Agreements” shall mean the Existing Commodity Hedge Agreements and any other hedging agreement entered into from time to time by any Project Company.

“Consents” shall mean any consent reasonably requested from time to time by the Collateral Agent with respect to any Material Project Document in a form and substance reasonably satisfactory to the Collateral Agent.

“Corresponding Term Loan” shall have the meaning set forth in the applicable FW Credit Facility.

“D. E. Shaw Sponsor” shall mean D. E. Shaw MWP Acquisition Holdings, L.L.C., a Delaware limited liability company.

“Default” shall mean any event that with the passage of time or giving notice would result in an Event of Default.

“Demand” shall have the meaning set forth in Section 6(b) hereof.

“Development Budget” shall mean the detailed budget for the Guarantor and its subsidiaries that includes, among other things, all sources and uses for the funds and expenditures necessary for the development of the Eligible Qualified Projects and other required or permitted expenditures for the Guarantor and its subsidiaries through December 31, 2010, which is attached as Schedule 4 to this Guaranty, as may be amended pursuant to a proposal by the Guarantor and approval by the Administrative Agent hereunder (which approval shall be in the Administrative Agent’s sole discretion).

“Earmarked Expenditures” shall mean the specific expenditures (each as to specific amount, purpose and timing) identified in the Development Budget.

“Effective Date” shall mean the date hereof.

“Eligible Qualified Projects” shall mean the projects listed on Schedule 4 to the FWA Promissory Note and Schedule 4 to the FWA4 Promissory Note; provided that, after the Release Event, “Eligible Qualified Projects” shall include only the projects listed on Schedule 4 to the FWA4 Promissory Note.

“Eligible Qualified Project Company” shall mean a Project Company which develops an Eligible Qualified Project; provided, that a Project Company shall no longer be an Eligible Qualified Project Company upon the indefeasible repayment in full of all Corresponding Term Loans, as defined in the applicable FW Credit Facility (including the principal of and all interest and fees on such Corresponding Term Loan) for all Turbines installed or intended to be installed at such Eligible Qualified Project and the release of such Eligible Qualified Project Company, such Eligible Qualified Project and such Turbines from the lien of the Security Agreements in accordance with their terms.

“Event of Default” shall (i) have the meaning assigned to it in Section 6(a) hereof or (ii) have the meaning assigned to it in the FW Credit Facilities.

“Excess Cash” shall mean, for any month, for any operating wind power generating facility owned directly or indirectly by the Guarantor, an amount equal to the cash operating profits and all other net cash amounts received by any Obligor in respect of each such operating wind power generating facility during such monthly period less an amount for a working capital reserve equal to the aggregate budgeted operating expenditures for each such facility for the next succeeding three (3) months.

“Existing Commodity Hedge Agreements” shall mean, collectively or individually, depending on the context, (i) the Master Agreement, dated as of August 21, 2007, between New York Wind, LLC and Credit Suisse Energy LLC, and all associated Schedules, Annexes and Confirmations thereto, as amended by that certain First Amendment to ISDA Master Agreement dated as of August 20, 2008 and that certain Second Amendment to ISDA Master Agreement dated as of December 11, 2008, as amended by that certain Third Amendment to ISDA Master Agreement dated as of March 27, 2009, (ii) the Commodity Swap Confirmation, dated as of September 20, 2006, between Niagara Wind Power, LLC and Morgan Stanley Capital Group, Inc., and all associated Schedules, Annexes and Confirmations thereto, and (iii)

the ISDA Master Agreement, dated as of June 11, 2008, between Stetson Holdings, LLC and Constellation Energy Commodities Group, Inc., and all associated Schedules, Annexes and Confirmations thereto.

“FERC” shall mean the Federal Energy Regulatory Commission.

“First Wind Holdings Pledge Agreement” shall mean the Amended and Restated Pledge and Security Agreement, dated as of December 12, 2008, by and between the Guarantor and HSHN, as amended by the Global Amendment to Guaranty and Security Agreements, Guaranty and Pledge Agreements, Pledge Agreements and Pledge and Security Agreement, dated as of February 26, 2009, and the Second Global Amendment to Guaranty and Security Agreements, Guaranty and Pledge Agreements, Pledge Agreements, and Pledge and Security Agreement, dated as of the date hereof, and as further amended from time to time.

“FW Credit Facility” and collectively, “FW Credit Facilities” shall mean, as applicable, the FWA Promissory Note and the FWA4 Promissory Note; provided, however, that after the occurrence of the Release Event, “FW Credit Facility” and “FW Credit Facilities” shall mean only the FWA4 Promissory Note.

“FWA” shall have the meaning set forth in the recitals hereto.

“FWA Guaranteed Obligations” shall mean any and all obligations, indebtedness, liabilities, and other obligations of FWA (including, but not limited to, all such obligations in respect of principal, interest (including post-petition interest), fees, indemnities, costs and other expenses, whether due after acceleration or otherwise and whether incurred before or after the bankruptcy of FWA), of whatever nature and however evidenced, owed to the Secured Parties under or pursuant to the FWA Promissory Note, the Commodity Hedge Agreements and/or each other Basic Document, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such document.

“FWA Promissory Note” shall have the meaning set forth in the recitals hereto.

“FWA4” shall have the meaning set forth in the recitals hereto.

“FWA4 Guaranteed Obligations” shall mean any and all obligations, indebtedness, liabilities, and other obligations of FWA4 (including, but not limited to, all such obligations in respect of principal, interest (including post-petition interest), fees, indemnities, costs and other expenses, whether due after acceleration or otherwise and whether incurred before or after the bankruptcy of FWA4), of whatever nature and however evidenced, owed to the Secured Parties under or pursuant to the FWA4 Promissory Note, the Commodity Hedge Agreements and/or each other Basic Document, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such document.

“FWA4 Promissory Note” shall have the meaning set forth in the recitals hereto.

“FWA5 Turbine Supply Agreements” shall mean those certain Turbine Supply

Agreements, dated as of December 31, 2007, by and between UPC Wind Acquisition V, LLC and Clipper Turbine Works, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Government” shall mean the United States of America and its departments and agencies.

“Governmental Authority” shall mean any national, state, municipal, territorial, or local government, any political subdivision thereof or any other governmental department, commission, board, judicial, public, regulatory or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC and the New York State Public Service Commission) any of which has the authority to bind a party at law or having jurisdiction over the Guarantor or its subsidiaries.

“Guaranteed Obligations” shall mean, in the aggregate, the FWA Guaranteed Obligations and the FWA4 Guaranteed Obligations; provided, however, that immediately upon the occurrence of the Release Event, the Guarantor’s guarantee of the FWA Guaranteed Obligations shall terminate and this Guaranty shall no longer be enforceable against the Guarantor with respect to the FWA Guaranteed Obligations.

“Guarantor” shall have the meaning set forth in the preamble hereto.

“Guaranty” shall have the meaning set forth in the preamble hereto.

“Holdings Loan Agreement” shall mean that certain Letter of Credit and Reimbursement Agreement, dated as of the date hereof, by and between the Guarantor and HSHN.

“HSHN” shall have the meaning set forth in the recitals hereto.

“Indebtedness” of any Person shall mean (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) any indebtedness of others secured by a lien or other encumbrance on any property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) all obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether contingent or otherwise); (e) obligations of such Person in respect of surety bonds or similar instruments (whether contingent or otherwise); (f) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles applied on a consistent basis (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Indemnified Party” has the meaning assigned to such term in Section 12(a).

“Independent Engineer” shall have the meaning set forth in the applicable FW Credit Facility.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated of October 17, 2007, as amended from time to time, between HSHN, the D. E. Shaw Sponsor and Madison Dearborn Sponsor.

“Interest Rate Protection Agreement” shall mean, collectively or individually, depending on the context, any ISDA Master Agreement between Borrower and each Swap Counterparty and all associated Schedules, Annexes and Confirmations thereto, and any other interest rate swap, cap, collar or floor agreement or foreign exchange agreement or similar arrangement between the Borrower and any Swap Counterparty providing for the transfer or mitigation of interest risks either generally or under specific contingencies and in form and substance reasonably satisfactory to the Collateral Agent.

“Intermediate Holding Companies” shall mean the subsidiaries of the Guarantor that directly or indirectly own interests in any Project Company.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of services or goods sold by such person in the ordinary course of business); (c) the entering into of any guarantee of, or other contingent obligation with respect to, indebtedness or other liability of any other person and (without duplication) any amount committed to be advanced, lent or extended to such person or (d) the entering into of any Commodity Hedge Agreement.

“Kahuku Project” shall mean an approximately 30 MW wind project located on the North Shore of Oahu, Hawaii, owned by Kahuku Wind Power, LLC.

“Lender” shall have the meaning set forth in the recitals hereto.

“Liquidity Forecast” shall have the meaning set forth in Section 3(e) hereof.

“Loans” shall have the meaning set forth in the applicable FW Credit Facility.

“Longfellow Project” shall mean an approximately 40 MW wind project located in Rumford, Maine owned by Longfellow Wind, LLC.

“Madison Dearborn Sponsor” shall mean Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership.

“Mars Hill Project” shall mean the wind generating facility with a nameplate capacity of 42 MW wind project located in Mars Hill, Maine.

“Material Adverse Effect” shall mean any event, condition or occurrence of whatever nature that would result in a material adverse change in (a) the business, results of operations, condition or financial condition of the Guarantor, the Borrowers or their respective subsidiaries that are parties to Security Agreements, taken as a whole, (b) the ability of the Guarantor, each Borrower and each subsidiary thereof that is party to a Security Agreement to perform its obligations under the Basic Documents to which such entity is a party, or (c) the validity, priority or enforceability of the liens on the Collateral granted pursuant to the Security Agreements.

“Material Project Documents” shall mean each of the following project documents executed and delivered with respect to an Eligible Qualified Project: (a) any Commodity Hedge Agreement, (b) an interconnection agreement, (c) all necessary real estate documents for the Eligible Qualified Project, (d) the Turbine Supply Documents (including the Turbine Supply Documents assigned and transferred to any Eligible Qualified Project, (e) a warranty agreement, (f) a service agreement, (g) an operations and maintenance agreement, and (h) any other project documents, in the case of clauses (e), (f), (g) and (h) necessary for the development, construction, ownership and operation of the Eligible Qualified Project, including any power purchase agreements, balance of plant contracts or equity capital contribution agreements, but excluding any documents executed and delivered in connection with the financing of an Eligible Qualified Project as set forth in the definition of “Permitted Indebtedness” herein.

“Milford II Project” shall mean an approximately 100 MW wind project located in Beaver and Millard Counties, Utah and owned by Milford Wind Corridor Phase II, LLC.

“Minimum Members’ Equity” shall mean, for purposes of Section 3 and clause (j) in the definition of “Permitted Indebtedness” hereunder, as of the date of measurement, the aggregate amount of cash contributed to the Guarantor by its members as equity contributions since April 28, 2006, minus the aggregate amount of all Restricted Payments issued by Guarantor to the members since April 28, 2006; provided, however, that any capital contributions made to the Guarantor by PIP3PX FirstWind LLC Ltd. and PIP3GV FirstWind LLC Ltd. shall be excluded from such calculations hereunder.

“Net Cash Proceeds” shall mean (a) with respect to any Subject Disposition, the aggregate cash proceeds actually received by the Guarantor and its subsidiaries pursuant to such

Subject Disposition net of (i) the costs relating to such Subject Disposition (including, without limitation, sales commissions, and legal, accounting, investment banking and other professional fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Subject Disposition, (iii) taxes paid or reasonably estimated by the Guarantor and its subsidiaries to be payable as a result thereof, (iv) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Lien on the asset subject to such Subject Disposition (including the repayment of Corresponding Term Loans under the FWA Promissory Note and FWA4 Promissory Note, as applicable, including accrued interest and fees thereon), (v) all money actually applied (or committed to be applied) to repair, replace or reconstruct damaged property or property affected by a casualty event or condemnation, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (vi) any portion of any such proceeds which the Guarantor and its subsidiaries determines in good faith should be reserved for post-closing adjustments and indemnities; and (b) with respect to any debt or equity financing, the aggregate cash proceeds actually received by the Guarantor and its subsidiaries pursuant to such debt or equity financing, net of (i) the costs relating to such financing (including sales and underwriter’s commission), (ii) the repayment of Corresponding Term Loans under the FWA Promissory Note and the FWA4 Promissory Note (as defined therein), as applicable, including accrued interest and fees thereon, (iii) the repayment of all obligations under the Cohocton Mini-Perm Financing Agreement or the Stetson I Project Financing Agreement, as applicable, including accrued interest and fees thereon, (iv) the repayment of Term Loans under the AIMCO Credit Agreement, as defined and to the extent required thereunder, and (v) with respect to any financing by a Project Company or its immediate parent company, an amount for (A) a working capital reserve equal to the aggregate budgeted operating expenditures for such Project Company for the next succeeding three (3) months and (B) any reserves required by the terms of contractual limitations under joint ventures with non-Affiliates, tax equity documents or other financing arrangements in respect of such Project Company.

“Obligor” shall mean (a) prior to the occurrence of the Release Event, the Guarantor, the Borrowers and each subsidiary thereof that is party to a Security Agreement, and (b) on and after the occurrence of the Release Event, the Guarantor, FWA4 and each Eligible Qualified Project Company that is party to a Security Agreement.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” has the meaning assigned to such term in Section 3(s)(v) of this Guaranty.

“Original Effective Date” shall mean December 12, 2008.

“Outstanding HSH Loans” shall mean the FW Credit Facilities and all other Indebtedness extended by HSHN to the Borrowers or any Affiliates of the Borrowers to the extent that HSHN is a lead arranger or an administrative agent with respect thereto and any guarantee of the foregoing.

“Permitted Indebtedness” shall mean (a) the Indebtedness under the Basic Documents; (b) Outstanding HSH Loans and other Indebtedness permitted under the terms of the Outstanding HSH Loans; (c) “Permitted Indebtedness” (as defined in any FW Credit Facility) and the financing of any Eligible Qualified Project under a FW Credit Facility for which the Corresponding Term Loans (as defined in such FW Credit Facility) have been repaid in full and all excess proceeds of such financing, if any, are distributed to the Guarantor and deposited in accounts subject to the lien of the Security Agreements; (d) the guarantees and the loans entered into prior to the Effective Date as listed on Schedule 5, each of which is subordinated in all respects to the Guaranteed Obligations; (e) any refinancings, replacements, refundings, renewals or extensions of the Indebtedness described in clauses (a) through (d) above and this clause (e); provided, that the amount of such Indebtedness is not increased at the time of such refinancing, replacement, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; (f) trade payables or other similar Indebtedness incurred in the ordinary course of business if paid when due (taking into account any grace periods) and in any event within 90 days after the date of the relevant invoice; (g) intercompany loans between any Project Company or wholly-owned (direct or indirect) subsidiary of the Guarantor and the Guarantor, between the Guarantor and FWA or FWA4, or between wholly-owned (direct or indirect) subsidiaries of the Guarantor; provided, in each case that such loans are unsecured and are subordinated in all respects to the Outstanding HSH Loans pursuant to an intercreditor agreement that is similar in form and in substance to the Intercreditor Agreement; (h) a guarantee by the Guarantor for certain limited indemnification obligations in connection with the Agreement for Purchase of Membership Interests, dated as of January 31, 2008, among UPC New York Wind 2, LLC (n/k/a New York Wind II, LLC), UPC New York Wind 3, LLC (n/k/a New York Wind III, LLC) and Lehman First Wind Holdings LLC (as successor in interest to Lehman Brothers Holdings Inc., a Delaware corporation) in an amount not exceeding $20,000,000; and (i) (x) Indebtedness in respect of capital lease obligations and purchase money obligations and renewals, refinancings and extensions thereof, for fixed or capital assets and (y) customary indemnities in connection with sales by the Guarantor and its Subsidiaries otherwise permitted hereunder, provided that the aggregate amount of all such Indebtedness in clauses i(x)-(y) herein at any one time outstanding shall not exceed $25,000,000 and shall at all times be subordinated to the Guaranteed Obligations on terms reasonably satisfactory to the Administrative Agent; (j) Indebtedness of the Guarantor in an aggregate amount not to exceed at any time the positive difference between Minimum Members’ Equity and $600,000,000;

provided, that all such Indebtedness shall at all times be subordinated to the Guaranteed Obligations on terms reasonably satisfactory to the Administrative Agent; (k) Indebtedness incurred under the AIMCO Credit Agreement, including without limitation the Undertaking Agreement, dated as of the date hereof, entered into by the Guarantor and Wells Fargo, N.A.; and (l) Indebtedness incurred with respect to the transfer of certain letters of credit for the Mars Hill Project and the Steel Winds Project to the related Project Companies or other Affiliates in accordance with the terms of the Holdings Loan Agreement, including without limitation any guarantee by the Guarantor of such letters of credit.

“Permitted Investments” shall mean (i) Government Investments, (ii) time deposits or certificates of deposit issued by HSHN (or where the certificates are collateral secured by securities of the type described in item (i) of this definition and held by a third party as escrow agent or custodian, of a market value of not less than the amount of the certificates of deposit so secured, including interest, but this collateral is not required to the extent the certificates of deposit are insured by an agency of the Government); (iii) repurchase agreements when collateralized by securities of the type described in item (i) of this definition and held by a third party as escrow agent or custodian, of a market value not less than the amount of the repurchase agreement so collateralized, including interest; money market funds that invest solely in obligations of the United States (iv) its agencies and instrumentalities, and having a rating by Standard & Poor’s Rating Services, of AAAm-G or AAA-m or if rated by Moody’s Investor’s Service having a rating of Aaa; (v) collateralized investment agreement or other contractual agreements with corporations, financial institutions or national associations within the United States, provided that the senior long-term debt of such corporations, institutions or associations is rated AAA by Standard & Poor’s Corporation or Aaa by Moody’s Investor’s Service; (vi) Interest Rate Protection Agreements; (vii) the Existing Commodity Hedge Agreements; (viii) investments allowed under Section 3(z); (ix) other Investments permitted under the terms of the Loans; (x) accounts controlled by an account control agreement in a form and substance approved by the Administrative Agent and subject to the lien of the Security Agreements; (xi) Investments by the Guarantor and its subsidiaries in direct or indirect wholly-owned subsidiaries of the Guarantor; and (xii) capital contributions or acquisitions of membership interests by the Guarantor or any subsidiary of the Guarantor in entities in existence as of the Effective Date that are not direct or indirect wholly-owned subsidiaries of the Guarantor to the extent permitted in the Development Budget.

“Permitted Liens” shall mean (a) any liens created pursuant to the Basic Documents, the Material Project Documents or as required under any FW Credit Facility; (b) liens imposed by law for taxes that are not yet due or that are being contested in good faith by the Guarantor and for which adequate reserves have been set aside therefor or that are secured by a bond reasonably acceptable to the Administrative Agent; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days and which in the aggregate would not have a Material Adverse Effect or that are being contested in good faith by the Guarantor and for which adequate reserves have been set aside therefor or are secured by a bond reasonably acceptable to the Administrative Agent; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) cash deposits

(including letters of credit) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (g) easements, rights-of-way, restrictions, defects or other exceptions to title or other similar encumbrances incurred in the ordinary course of business which are not incurred to secure Indebtedness or are pre-existing at the time the Guarantor or its subsidiaries obtains the real property rights associated therewith, and which do not in any case detract from the value of the property subject thereto or interfere with the ordinary conduct of the Guarantor’s business such that it would have a Material Adverse Effect; (h) any liens, easements, zoning restrictions, rights-of-way or similar encumbrances on real property comprising the route for the transmission line for any Eligible Qualified Project utilizing the Turbines, and which do not in any case (i) detract from the value of the property subject thereto or (ii) interfere with the ordinary conduct of the Guarantor’s business, in either case (i) or (ii), such that it would have a Material Adverse Effect; (i) any other liens, easements, zoning restrictions, rights-of-way or similar encumbrances on real property imposed by law or arising in the ordinary course of business that would not have a Material Adverse Effect; (j) liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding to review is being prosecuted in good faith and for the payment of which adequate reserves have been set aside or are secured by a bond reasonably acceptable to the Administrative Agent; (k) liens securing Outstanding HSH Loans granted to HSHN, acting in its capacity as collateral agent or lender with respect thereto, or otherwise permitted under the terms of the Outstanding HSH Loans; (l) liens on the assets of the Guarantor securing Indebtedness set forth in clause (f) under Permitted Indebtedness; (m) pledges or security agreements entered into prior to the Effective Date; (n) as required in connection with a financing of any Eligible Qualified Project under a FW Credit Facility for which the Corresponding Term Loans (as defined in the applicable FW Credit Facility) have been repaid in full; (o) as required in connection with any other permitted financing of a project owned by the Guarantor or any subsidiary of the Guarantor if the Net Cash Proceeds of such financing are distributed to Guarantor and deposited in accounts subject to the lien of the Security Agreements and applied in accordance with Section 3(d), as applicable; (p) liens securing Collateral as defined under the AIMCO Intercreditor Agreement; or (q) liens securing any reimbursement obligations with respect to letters of credit for the Mars Hill Project and the Steel Winds Project in accordance with the terms of the Holdings Loan Agreement.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Pledged Equity Interests” shall mean all the issued and outstanding membership interests described in the Pledge Agreements set forth on Schedule 2.

“Project” shall have the meaning set forth in the applicable FW Credit Facility.

“Project Company” shall mean collectively or individually, depending on the context, the single-purpose companies listed on Schedule 1 hereto, formed and owned, directly or indirectly, by Guarantor for the development, financing, construction, acquisition, ownership, operation and/or maintenance of an Eligible Qualified Project; provided that, after the occurrence of the Release Event, “Project Company” shall only include the Project Companies as defined in the FWA4 Promissory Note.

“Prudent Utility Practice” shall mean those practices, methods, equipment, specifications and standards of safety and performance, of which there may be more than one, and as the same may change from time to time, as are generally used by privately owned wind generated electric power generation facilities, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practices utilized in connection with the design, construction, operation, maintenance, repair and use of wind generation electrical and other equipment, facilities and improvements of such wind generated electric power generation facilities, and are in accordance with applicable law and generally accepted national standards of professional care, skill, diligence and competence applicable to such practices, with commensurate standards of safety, performance, dependability and efficiency.

“PTCs” means federal tax credits, federal tax attributes, and other federal tax benefits under Section 45 of the Code arising from the ownership and operation of a Project.

“PUHCA” shall mean the Public Utility Holding Company Act of 2005 and all rules and regulations adopted thereunder.

“Release Event” shall have the meaning set forth in the applicable FW Credit Facility.

“Restricted Payment” shall mean any of the following:

(a)           (i) any dividend or distribution (in cash, property or obligations) on, or any other payment or distribution on account of, or any payment for, or any purchase, redemption, retirement or other acquisition, directly or indirectly of, any ownership interests in the Guarantor (except (A) any such dividend or distribution in respect of taxes owed in respect to tax distributions not to exceed $2,000,000 in the aggregate and (B) any UPC Wind Partners II Redemption Payment); (ii) any option or warrant for the purchase or acquisition of any such ownership interests or (iii) the setting apart of any money for a sinking or other analogous fund for any of the foregoing; and

(b)           (i) any payment (in cash, property or obligations) with respect to principal or interest on, or any other payment or distribution on account of, or any payment for, the purchase, redemption, retirement or other acquisition of, any subordinated debt, except for payments of current interest as may be permitted in connection with subordinated debt with a third party permitted under this Agreement pursuant to the applicable intercreditor or subordination agreement approved by the Administrative Agent; or (ii) the setting apart of any money for a sinking or other analogous fund for any of the foregoing.

“Secured Parties” shall mean the Collateral Agent, the Administrative Agent and the Lender, each as defined under the applicable FW Credit Facilities.

“Security Agreements” shall mean the security agreements executed from time to time as set forth on Schedule 2, as each may be amended, supplemented or otherwise modified from time to time.

“Special Projects” shall mean (i) the Kahuku Project, (ii) the Longfellow Project and (iii) the Milford II Project.

“Sponsors” shall mean, collectively or individually, depending on the context, the D. E. Shaw Sponsor and the Madison Dearborn Sponsor.

“Steel Winds Project” shall mean the wind generating facility with a nameplate capacity of 20 megawatts located in the Lackawanna, New York.

“Steel Winds Reorganization” shall have the meaning set forth on Schedule 7 hereto.

“Stetson I Project” shall mean the wind generating facility with a nameplate capacity of 57 megawatts located in Washington and Penobscot Counties, Maine owned by Evergreen Wind Power V, LLC.

“Stetson I Project Financing Agreement” shall mean the Financing Agreement, dated as of the dated hereof, by and among Evergreen Wind Power V, LLC, HSHN, and the lenders party thereto.

“Stetson Project Loan” shall mean the transactions contemplated by the Stetson I Project Financing Agreement.

“Stetson Transmission Line Reorganization” shall have the meaning set forth in the Stetson Project Loan.

“Subject Disposition” shall mean the sale, assignment, lease or other transfer or disposition of all or substantially all of the assets of a Project for value except that none of the following shall constitute a Subject Disposition: (a) any sale, assignment, lease or other transfer or disposition of assets to the Guarantor or its subsidiaries, and (b) any sale or other transfer or disposition by way of casualty, loss, damage, destruction or other similar loss or any taking by a Governmental Authority for public or quasi-public use under the power of eminent domain, by reason of public improvement or condemnation or in any other manner that displaces the owner of such assets.

“Swap Counterparty” shall mean HSH Nordbank AG or any of its Affiliates party to an Interest Rate Protection Agreement.

“Turbine” shall have the meaning set forth in the applicable FW Credit Facility.

“Turbine Supply Documents” shall mean the FWA5 Turbine Supply Agreements and the documents included in the definition of “Turbine Supply Documents” as set forth in the applicable FW Credit Facility.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time or, by reason of mandatory application, any other applicable jurisdiction.

“Unit Redemption Agreement” shall mean that certain Unit Redemption Agreement, dated as of April 28, 2006, between UPC Wind Partners II and the Guarantor, as amended by the Amendment Agreement to Unit Redemption Agreement, dated as of December 12, 2008.

“UPC Release Event” shall mean a “Release Event” as defined in Section 1.3(a) of the Unit Redemption Agreement, provided that the event described in clause (B) of the final proviso in Section 1.3(a) of the Unit Redemption Agreement shall constitute a UPC Release Event only with the approval of the Administrative Agent.

“UPC Wind Partners II Redemption Payment” shall mean any Contingent Payments (as defined in the Unit Redemption Agreement) from the Guarantor to UPC Wind Partners II pursuant to the first clause (iii) of Section 1.3(a) of the Unit Redemption Agreement; provided, that (i) the aggregate amount of all Contingent Cash Payments (as defined in the Unit Redemption Agreement) shall not exceed $4,500,000, and (ii) the aggregate amount of all Contingent Stock Payments (as defined in the Unit Redemption Agreement) shall not exceed $4,500,000; and provided, further, that the Contingent Cash Payments shall be due and payable only if, and to the extent that, a UPC Release Event occurs.

“UPC Wind Partners II” shall mean UPC Wind Partners II, LLC, a Delaware limited liability company.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended.

2.     Guaranty.

(a).          Guaranty of Payment. The Guarantor hereby guarantees to the Secured Parties the performance and prompt payment in full when due (whether at stated maturity, upon acceleration, upon any optional or mandatory prepayment or otherwise) of the Guaranteed Obligations in each case strictly in accordance with their terms. The Guarantor hereby further agrees that if any Borrower fails to pay in full when due (whether at stated maturity, upon acceleration, upon any optional or mandatory prepayment or otherwise) all or any part of the Guaranteed Obligations, the Guarantor will immediately pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of all or any part of the Guaranteed Obligations, it will timely pay the same in full when due (whether at extended maturity, upon acceleration or otherwise) in accordance with the terms of that extension or renewal. This Agreement is irrevocable and unconditional in nature and is made with respect to any Guaranteed Obligations now existing or in the future arising. The liability of the Guarantor under this Agreement shall continue until full satisfaction of all the Guaranteed Obligations. This Agreement is a guarantee of due and punctual payment and performance and is not merely a guarantee of collection.

(b)           Continuing Guaranty. The liability of the Guarantor hereunder is primary, absolute and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrowers whether executed by the Guarantor or any other party, and the liability of the Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (i) any direction as to application of payment by the Borrowers or by any other party, (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, (iii) any payment on or in reduction of any such other guaranty or undertaking, (iv) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, (v) any payment made to the Lender on the indebtedness which the Lender repay the Borrowers pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (vi) any invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

3.             Performance of Guarantor’s Loan Covenants. The Guarantor hereby covenants and agrees that commencing on the latest to occur of (i) the repayment of the outstanding principal amount of the Loans under the FWA4 Promissory Note and, until the Release Event has occurred, the Loans under the FWA Promissory Note, and (ii) the indefeasible payment in full of all interest and fees due and payable with respect thereto (other than inchoate obligations or indemnification obligations), it shall comply with each of the covenants set forth below. Concurrently with the delivery of financial statements required by Section 3(h), the Guarantor shall deliver a certification confirming its compliance with the covenants set forth in this Section 3. Subject to the foregoing terms, the Guarantor shall comply with each of the following:

(a)           American Recovery and Reinvestment Act of 2009. It shall cause the applicable Project Company attributable to the Cohocton Project and the Stetson I Project to diligently exercise commercially reasonable efforts to apply for and otherwise use commercially reasonable efforts to cause each of the Cohocton Project and the Stetson Project to qualify for the maximum allowable Government grant pursuant to the American Recovery and Reinvestment Act of 2009 and to provide the Administrative Agent with a copy of all application documents and related correspondence. If the Government Grant is not received with respect to the Cohocton Project or the Stetson I Project, as applicable, by the Guarantor or the applicable Eligible Qualified Project Company within the earlier of (i) ninety (90) days after the date on which the Governmental Authority confirms receipt of the applicable completed application, or (ii) 120 days after the submission of the applicable application documents, but in any event not later than 180 days after applications can be submitted for such Government Grant program, the Guarantor shall deliver a plan to the Administrative Agent providing for tax equity or other financing efforts relating to the qualification of the Cohocton Project or the Stetson Project, as

applicable, for PTC’s. Upon acceptance of any such plan by the Administrative Agent, the Guarantor shall diligently exercise its commercially reasonable efforts to effectuate such financing in accordance with the plan. The Guarantor shall provide updates in respect of material developments regarding cash or tax-equity-raising efforts directly or indirectly relating to the Guarantor (x) with respect to the Cohocton Project, as provided in Section 9.5 of the Cohocton Mini-Perm Financing Agreement, and (y) with respect to the Stetson I Project, as provided in Section 7.26 of the Stetson I Project Financing Agreement.

(b)           Post-Closing Obligations. It shall deliver the items listed on Schedule 6 by the dates set forth therein, each duly executed and delivered by the parties thereto and in form and substance reasonably satisfactory to the Lender. The parties acknowledge that the failure of the Guarantor to deliver any item listed on Schedule 6 shall not, in and of itself, constitute a Material Adverse Effect.

(c)           Insurance. It will, and will cause each of its subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by companies engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such companies and carry such other insurance as is usually carried by such companies.

(d)           Expenditures. Until the earlier to occur of the Budget Termination Event or the Release Event:

(i) It shall develop the Eligible Qualified Projects and, for that purpose, it shall make Earmarked Expenditures as set forth below. In any calendar quarter from and after the Original Effective Date, the Guarantor shall make (or cause the relevant Project Company or other Affiliate to make) expenditures for Earmarked Expenditures of not less than the amounts set forth in the Earmarked Expenditures for such calendar quarter on the Development Budget; provided that such required spending may be reduced by the amount of any cost savings realized on any budgeted Earmarked Expenditure, and may be deferred (A) if any milestone (including proceeds from any anticipated financing, tax equity transaction or Government grant contemplated in the Development Budget) for such Earmarked Expenditure has not yet been achieved, or (B) due to any delays that are not solely within the control of the Guarantor or its subsidiaries after the exercise of commercially reasonable efforts consistent with prudent practices for wind energy development companies, including any delay in obtaining permits or governmental approvals, any delay in obtaining land rights or transmission access, any event of force majeure, any delays by any third party that is not an Affiliate of the Guarantor, or other similar events.

(ii) Subject to Section 3(f), it may make expenditures for general and administrative expenses and for the development of wind power projects other than Eligible Qualified Projects and other purposes from time to time so long as, at the end of each calendar quarter, the aggregate amount of all such expenditures since the Original Effective Date, on a cash basis, shall not exceed the cumulative amount scheduled to be spent on such items in the aggregate in the Development Budget from the Original Effective Date through the end of such quarter; provided, that it may make expenditures for the development of the Special Projects and as required under the terms of the FWA5 Turbine Supply Agreements without regard to the limitations contained in the Development Budget.

(iii) Subject to Section 3(f), it may make Earmarked Expenditures or expenditures for general and administrative expenses and for the development and construction of wind power projects other than Eligible Qualified Projects and other purposes, from time to time, above the amounts for such items set out in the Development Budget and notwithstanding the limitations in clauses (i) and (ii) of this Section 3(d) but only to the extent that (A) the Guarantor is then in compliance with this Section 3(d), and (B) such additional expenditures since the Original Effective Date, on a cash basis, do not exceed, in the aggregate, the sum of the following amounts received by the Guarantor since the Original Effective Date less the cumulative amount of all such additional expenditures: (X) Net Cash Proceeds received by the Guarantor from the Subject Disposition of any Eligible Qualified Project, (Y) net proceeds received by the Guarantor from the closing of permitted tax equity and back leveraged financing of any Eligible Qualified Project or any other permitted non-recourse or limited recourse project financing of any Eligible Qualified Project, and (Z) Net Cash Proceeds of any permitted equity or debt financings (junior in all respects to the Guaranteed Obligations) other than as contemplated in the Basic Documents.

(iv) Within fifteen (15) Business Days after the last day of each calendar quarter, the Guarantor shall deliver to the Administrative Agent a reasonably detailed reconciliation of actual expenditures for such calendar quarter against the Development Budget together with a certificate certifying whether the Guarantor is in compliance with this Section 3(d). Without limiting the Guarantor’s obligation to comply with this Section 3(d), if at any time the Guarantor is not in compliance with this Section 3(d), the Guarantor shall deliver a plan to the Administrative Agent, prepared in good faith on reasonable assumptions, detailing how the Guarantor plans to remedy such noncompliance, together with such reasonably detailed supporting information as the Administrative Agent may request.

(e)           Liquidity Forecast. It shall deliver on the last Business Day of each calendar quarter, beginning the week after the Effective Date, a detailed 13-week rolling liquidity forecast demonstrating that the Guarantor has sufficient cash to cover its cash needs in the period covered by such forecast in accordance with the Development Budget (the “Liquidity Forecast”); provided, that if any Liquidity Forecast indicates any insufficiency of committed sources of funds in respect of total expenditures for such period covered, then within five (5) Business Days from delivery of the Liquidity Forecast the Guarantor shall deliver a plan to the Administrative Agent, prepared in good faith, detailing how the Guarantor plans to remedy such shortfall. The Guarantor represents that all information provided pursuant to this Section 3(e) was prepared in good faith based upon reasonable assumption at the time the liquidity forecasts were prepared and delivered to the Administrative Agent and that the actual results during the period or periods covered by the liquidity forecasts may differ from such liquidity forecasts.

(f)            Project Construction. Any Project Company shall not enter into a binding commitment providing for the construction of all or substantially all of a Project until the earliest to occur of (i) the closing of construction financing for all or substantially all of the construction expenditures for such Project, (ii) the Budget Termination Event and (iii) the Release Event.

(g)           Audited Financial Statements; Reporting. It shall provide to the Administrative Agent as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, (provided that subsequent to an initial public offering of equity securities of the Guarantor, such 120 day period shall be reduced to 90 days) the audited balance sheet and related consolidated statements of income, operations and cash flows of the Guarantor and its subsidiaries as of the end of and for such year, setting forth in each case comparative form of the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with respect to its fiscal year ending December 31, 2009) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of income, operations and cash flows of the Guarantor and its subsidiaries in accordance with GAAP consistently applied.

(h)           Unaudited Financial Statements; Reporting. It will provide to the Administrative Agent as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Guarantor, unaudited consolidated statements of income, operations and cash flows of the Guarantor and its respective subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year accompanied by a certificate of authorized officer of the Guarantor which certificate shall state that such financial condition and results of income, operations and cash flows of the Guarantor and its respective subsidiaries, were prepared in accordance with GAAP, consistently applied, as at the end of and for such period (subject to normal year-end audit adjustments).

(i)            Indebtedness. Neither it nor any Project Company shall incur any Indebtedness other than Permitted Indebtedness.

(j)            Amendments; New Agreements. It shall not, and shall cause each Eligible Qualified Project Company not to, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) cancel or terminate, or accept or consent to a cancellation or termination of, any Material Project Document to which it is a party or such Eligible Qualified Project Company is a party, if such Material Project Document relates to revenues received by the Guarantor or such Eligible Qualified Project Company with respect to the applicable Eligible Qualified Project in an amount equal to or greater than $15,000,000 calculated over the term of the agreement, unless any such termination or cancellation is being effectuated contemporaneously with the execution of a new replacement Material Project Document providing for revenues to be received with respect to the applicable Eligible Qualified Project that, when aggregated with revenues under the Material Project Document being replaced, are in an amount equal to or greater than $15,000,000 calculated over the term of both agreements; (ii) until the earlier to occur of the Budget Termination Event or the Release Event, amend, supplement or modify, or enter into any amendment, supplement or modification to, any Material Project Document to which it is a party or such Eligible Qualified Project Company is a party, the effect of which results in increased scheduled payments to be made by it or the applicable Eligible Qualified Project Company in an amount equal to or greater than $3,000,000 calculated over the term of the amended agreement; or (iii) until the earlier to occur of the Budget Termination Event or the Release Event, enter into any new Material Project Document to which it would be a party or such Eligible Qualified Project Company would be a party, which would result in scheduled payments to be made by it or the applicable Eligible Qualified Project Company in an amount equal to or greater than $15,000,000 over the term of such new agreement, unless, in the case of this clause (iii), entry into such Material Project Document is permitted under Section 3(f).

(k)           Organization; Business. It shall (i) other than in connection with a public offering of its securities, maintain and preserve its existence as a Delaware limited liability company and cause each Project Company hereunder to maintain and preserve its existence as a limited liability company in the jurisdiction of its organization and (ii) engage only in the business of developing, financing, ownership, construction and/or operations of the wind energy generation projects, and cause each Project Company to engage only in the business of developing, financing, ownership, construction and/or operations of the respective Eligible Qualified Project.

(l)            Obligations. It shall, and it shall cause each Eligible Qualified Project Company to, perform and observe its obligations under each Material Project Document to which it is a party in all material respects.

(m)          Compliance with Laws. It shall comply, and it shall cause each Project Company to comply, with all governmental approvals and with applicable law, including all environmental laws, except to the extent that a failure to comply with such applicable law would not reasonably be expected to have a Material Adverse Effect.

(n)           Taxes. It shall pay, and it shall cause each Project Company to pay, all taxes that such Person is required to pay to the extent due; provided, no such tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.

(o)           Dissolution; Merger. It shall not enter into any transaction of merger, consolidation, amalgamation, liquidation or dissolution where the Guarantor, or in connection with an initial public offering of its securities, a new wholly-owned direct subsidiary of Guarantor formed for such purpose, is not the surviving entity.

(p)           Reports. Until the occurrence of the Budget Termination Event, it shall deliver to the Administrative Agent and the Independent Engineer on the last Business Day of each month a construction report for each Eligible Qualified Project under construction for the applicable Project Company discussing among other things, variations, if any, from the relevant schedule and budget for such Eligible Qualified Project.

(q)           Provision of Information. It shall provide such information regarding any Eligible Qualified Project, and the financial affairs of the Guarantor or the Project Companies as shall be reasonably requested by the Administrative Agent; provided that if any such requested information is not in the possession of the Guarantor, the Guarantor shall only be obligated to use commercially reasonable efforts to obtain such requested information from third parties.

(r)            Transfer of Interest. Without the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, the Guarantor shall not cause, make, suffer to exist, permit or consent to any sale, assignment or transfer of any direct or indirect ownership interests in any subsidiaries to any Affiliate, other than in connection with the Steel Winds Reorganization or the Stetson Transmission Line Reorganization; provided, that a sale, assignment or transfer is allowed to a third party if such transaction includes all (and not a portion) of the direct or indirect ownership interests in the relevant subsidiary(ies), and immediately prior to and after giving effect to any sale, assignment or transfer, the Minimum Members’ Equity is not less than $600,000,000. The Guarantor shall not issue, and it shall not permit any member to transfer, any membership interests in the Guarantor to any person or entity (i) named in the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; or (ii) then engaged in pending litigation or arbitration proceedings against HSHN (in each case an “Ineligible Transferee”).

(s)           Terrorism Order; etc.

(i)         Guarantor shall comply at all times with the requirements of all Anti-Money Laundering Laws.

(ii)          As requested by the Administrative Agent, Guarantor shall provide Administrative Agent any information regarding Guarantor, its Affiliates, and its Subsidiaries necessary for Lender to comply with all Anti-Money Laundering Laws.

(iii)          Guarantor shall comply at all times with the requirements of all OFAC Laws.

(iv)          Guarantor shall not, and shall cause its Affiliates and subsidiaries and any persons or entities holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) not to, conduct business with or engage in any transaction with any person or entity named in the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

(v)           If Guarantor obtains actual knowledge or receives any written notice that Guarantor, any Affiliate, subsidiary or any person or entity holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), Guarantor shall promptly (i) give written notice to Lender of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and Guarantor hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).

(vi)          Upon Administrative Agent’s request from time to time, Guarantor shall deliver a certification confirming its compliance with the covenants set forth in this Section 3(q).

(t)            Liens; Negative Pledge. Unless the Guarantor shall have unencumbered assets having a value of not less than $100,000,000 at the time of, and after giving effect to, the grant of any lien hereunder, the Guarantor shall not, and (x) until the Release Event has occurred, shall not permit any of the Obligors to, and (y) on and after the Release Event has occurred, shall not permit FWA4 or any of FWA4’s Project Companies to, create, incur, assume, permit to exist any lien on any property or asset now owned or hereafter acquired by it or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof to secure any of its Indebtedness (or any Indebtedness of such subsidiary) or any guarantee, indemnity or other surety obligation in respect of Indebtedness of any other Person other than (i) as required under the other Basic Documents, (ii) as required under the FWA4 Promissory Note, or (iii) Permitted Liens.

(u)           Investment Company. The Guarantor shall not, and shall cause any Project Company not to, become an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

(v)           ERISA. The Guarantor shall not, and shall cause any Project Company not to, become subject to regulation under the Employee Retirement Income Security Act of 1974, as amended.

(w)          PUHCA. The Guarantor shall not, and shall cause any Project Company not to, become subject to Section 1264 of PUHCA and FERC’s rules and regulations thereunder, as a “holding company,” “affiliate,” “associate company,” or as a “subsidiary company” of a “holding company” under PUHCA.

(x)            Operating Subsidiary Distributions. Subject to the limitations on the use of distribution of cash or other assets provided under the terms of joint ventures with non-Affiliates, tax equity documents, or other financing arrangements (including required reserve, holding or escrow accounts and amounts), until the earlier to occur of the Budget Termination Event or the Release Event, the Guarantor shall cause each of its operating subsidiaries that has a direct or indirect interest in any wind power generation facility to distribute to the Guarantor on the last Business Day of each month an amount equal to the Excess Cash (or the Guarantor’s proportional interest in such Excess Cash for any facility that is not, directly or indirectly, wholly owned by the Guarantor) for such wind power generation facility, which funds shall be used by the Guarantor, first, as required by the FW Credit Facilities, and second, in accordance with Section 3(d) of this Guaranty.

(y)           Partnership; Joint Venture. No Obligor shall become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company or otherwise form any subsidiaries, provided, that the Guarantor may form additional subsidiaries only to the extent such additional subsidiaries are pledged to Collateral Agent and carry no new third party debt other than Permitted Indebtedness; provided, further, that any such additional subsidiary that is: (i) a subsidiary of an entity listed on Schedule 3 subject to the Pledged Equity Interests, (ii) a direct or indirect owner of an entity listed on Schedule 3 subject to the Pledged Equity Interests, (iii) not a Project Company, (iv) an Intermediate Holding Company, or (v) formed in connection with the Stetson Transmission Line Reorganization or the Steel Winds Reorganization, shall not be subject to the pledge requirement and debt restriction under this Section 3(y).

(z)            Investments. Until the earlier to occur of the Budget Termination Event or the Release Event, the Guarantor shall not, and shall not cause any of its subsidiaries to, make or permit to remain outstanding any Investments except Permitted Investments.

(aa)         Distributions. Guarantor shall not make or declare any Restricted Payments to any Person with any membership interest in the Guarantor without the prior written consent of the Administrative Agent, unless (i) after giving effect to such Restricted Payment the Guarantor shall have not less than $600,000,000 of Minimum Members’ Equity, (ii) the Restricted Payment is distributed solely from cashflow received by Holdings other than proceeds of any Indebtedness, and (iii) any Restricted Payment shall not exceed the positive difference of

(A) aggregate cashflow other than proceeds of Indebtedness received by Holdings on or after the Effective Date less (B) Restricted Payments previously made on or after the Effective Date.

(bb)         Notice. Guarantor shall promptly, upon acquiring notice or giving notice, as the case may be, give written notice (and deliver the documents or reports, as applicable, that are the subject of such notices) to the Administrative Agent of:

(i)            any litigation, investigation or proceeding pending or, to the knowledge of Guarantor, threatened against the Guarantor or any Obligor if such litigation, investigation or proceeding would reasonably be expected to have a Material Adverse Effect;

(ii)           any notice of a material violation of any material law by the Guarantor or any Obligor.

(iii)          as soon as reasonably practical after it becomes aware of any Material Adverse Effect or any Default, together with a remedial plan addressing such Material Adverse Effect or Default;

(iv)          any Event of Default;

(v)           any notice of default or claim of force majeure under any Material Project Documents, if such default or claim could reasonably be expected to have a Material Adverse Effect; or

(vi)          any other additional information reasonably requested by the Administrative Agent.

(cc)         Property. It shall, and it shall cause each Eligible Qualified Project Company to, maintain or cause to be maintained all property related to the Eligible Qualified Projects in good working order and condition in accordance with Prudent Utility Practices, ordinary wear and tear excepted.

(dd)         Books, Records, Access. It shall keep and maintain its books of account and financial records for itself and each Project Company at its address identified on the signature pages to this Agreement. The Administrative Agent shall have the right, upon reasonable advance notice to the Guarantor or a Project Company, as applicable, and at reasonable times during the Guarantor’s or such Project Company’s, as applicable, usual business hours, to audit, examine and make copies of the books of account and other records of the Guarantor or such Project Company’s, as applicable; and to discuss the financial condition, business and prospects of the Guarantor or such Project Company with its respective authorized officers. The Administrative Agent may exercise such rights through any agent or employee of the Administrative Agent, or through any independent public accountant, the Independent Engineer, legal counsel or any other consultant acting on behalf of the Administrative Agent; provided that such Persons shall agree to be bound by the same confidentiality obligations of the Administrative Agent to the Guarantor and its Affiliates.

4.        Statute of Limitations. Any payment by the Borrowers or other circumstance that operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to the Guarantor, except to the extent that any statute of limitations as to the Borrowers is tolled in respect of any action taken by a Borrower when such Borrower is controlled by the Lender following the exercise by the Lender of its remedies under the First Wind Holdings Pledge Agreement.

5.        Recourse. The obligations of the Guarantor set forth herein constitute the full recourse obligations of Guarantor, enforceable against it to the full extent of all of its assets and properties. Without limiting the generality of the foregoing, the Guarantor agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, any Borrower shall fail to perform any Guaranteed Obligation, and that, notwithstanding the recovery hereunder for or in respect of any given failure by any Borrower to perform any such Guaranteed Obligation, this Guaranty shall remain in force and effect and shall apply to each and every subsequent failure to perform.

6.        Events of Default; Demand for Payment; Payment.

(a)           Events of Default. If any of the following events, conditions or circumstances (each, an “Event of Default”) shall occur and be continuing:

(i)        The Guarantor shall fail to pay its proportionate share of any amount due and payable under this Guaranty in respect of the Guaranteed Obligations;

(ii)       Any representation or warranty made by any Person (other than the Lender) in any Basic Document to which it is a party, or in any certificate furnished pursuant to any such document, shall prove to have been incorrect in any material respect as of the date made (unless such representation or warranty expressly relates only to an earlier date), could reasonably be expected to have a Material Adverse Effect, and, in each case, any adverse effect of such incorrect representation or warranty is not eliminated or addressed to the reasonable satisfaction of the Administrative Agent within a period of thirty (30) days after receipt of notice by such Person;

(iii)      The Guarantor shall fail to duly perform or observe any of its covenants (A) set forth in Sections 3(d)(i) through 3(d)(iii), 3(f), 3(i), 3(j), 3(k), 3(o), 3(r), 3(s), 3(t), 3(u), 3(v), 3(w), 3(y), 3(z) or 3(aa), or (B) set forth in Sections 3(a), 3(d)(iv), 3(e), 3(g), 3(h), 3(p) or 3(q) within three (3) days of when due or knowledge of such failure; provided, that the Guarantor is diligently pursuing a cure to such failure within such three (3) day period and provided, further, that, following notice by the Administrative Agent to the Guarantor with respect to any particular breached covenant set forth in this Section 6(a)(iii) that was previously breached and cured on at least three (3) occasions, no grace period will be provided for any repeated failure to perform or observe such covenant set forth in this Section 6(a)(iii).

(iv)      A Change of Control shall occur and be continuing;

(v)       Except in accordance with its terms (including in connection with the Release Event), the Guarantor, a Borrower, or any Project Company terminates a Basic Document or a Basic Document is otherwise terminated or invalidated;

(vi)      Except when caused by acts or omissions of the Administrative Agent, any Security Agreement shall fail to provide the Collateral Agent with security interests in and to the Collateral intended to be created thereby, cease to be in full force and effect, or is declared null and void and the applicable Obligor fails to promptly execute such additional security agreements or take any other action as may be requested by the Administrative Agent to remedy such events ceases to have a priority in the Collateral as required under the Security Agreements. Any material portion of the Collateral is lost or seized without the Collateral Agent being compensated for such loss;

(vii)     Any Obligor that is a party to a Basic Document shall fail to duly perform or observe in any material respect any of its obligations contained in this Agreement or any other Basic Document (except for any obligations specifically identified in this Section 6) and, in each case, such failure shall continue unremedied for a period of thirty (30) days; provided, that such breach of an obligation is susceptible to a cure within applicable cure period; provided, further, that such Obligor is diligently pursuing such a cure;

(viii)    The Guarantor or any other Obligor, as applicable (A) shall admit in writing its inability to pay its debts as its debts become due; (B) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets; (C) shall commence any proceeding under any applicable bankruptcy or reorganization law with respect to itself or shall apply for arrangement, readjustment of debt, dissolution or liquidation; (D) shall have had any such petition filed, or any such proceeding shall have been commenced against it, by any Person that is not an Affiliate of the Guarantor or any Borrower in which an adjudication is made or order for relief is entered or which remains undismissed for a period of sixty (60) days; (E) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property; (F) solely with respect to the Guarantor, shall commence any proceeding under any applicable bankruptcy or reorganization law against any other Obligor or shall apply for arrangement, readjustment of debt, dissolution or liquidation of any other Obligor; or (G) shall take any action effectuating, approving or consenting to any of the events described in clauses (A) through (G);

(ix)      The Guarantor or any other Obligor or any counterparty thereof shall be in breach of, or default under its respective Material Project Document or a Material Project Document is otherwise terminated or invalidated, and any applicable cure period thereunder shall have expired with respect to such breach or default, and such breach or default would reasonably be expected to constitute a Material Adverse Effect unless the Guarantor, within thirty (30) days after such default, replaces such Material Project Document with a replacement agreement, reasonably satisfactory in form and substance to the Administrative Agent, or replaces such counterparty with a replacement obligor, reasonably satisfactory to the Administrative Agent;

(x)        Any Material Project Document shall cease to be in full force and effect before its scheduled expiration and such termination could reasonably be expected to constitute a Material Adverse Effect unless the Guarantor, within thirty (30) days after such default, replaces such Material Project Document with a replacement agreement, reasonably satisfactory in form and substance to the Administrative Agent;

(xi)       Any applicable permit or governmental approval necessary for the development, construction, operation or maintenance of a Eligible Qualified Project shall be materially modified (in a manner that would reasonably be expected to constitute a Material Adverse Effect), revoked or cancelled by the issuing agency or other governmental authority having jurisdiction over the Eligible Qualified Project or the Guarantor shall fail to obtain, renew or maintain any required permit or governmental approval (in a manner that would reasonably be expected to constitute a Material Adverse Effect), unless such permit or governmental approval is reinstated within thirty (30) days of such modification, revocation or cancellation;

(xii)      A final judgment or judgments shall be entered against the Guarantor or any other Obligor by a court of competent jurisdiction in an aggregate amount of not less than $150,000, other than (A) a judgment which is fully covered by a posted bond or discharged within thirty (30) days after its entry, or (B) a judgment, the execution of which is effectively stayed within thirty (30) days after its entry but only for thirty (30) days after the date on which such stay is terminated or expires; or

(xii)      Any event, occurrence, circumstance occurs which results in a Material Adverse Effect.

(b)                During the continuance of an Event of Default hereunder or the continuance of an event of default under any of the Turbine Supply Documents, the Lender may treat all Guaranteed Obligations as due and payable and may make a demand on the Guarantor for payment of all of the Guaranteed Obligations at any time (a “Demand”). The Guarantor shall pay the amount requested under any Demand promptly and in any event within thirty-five (35) days after the date on which such Demand has been made.

(c)                In making any Demand under this Guaranty, the Lender shall specify whether the amount so demanded is to be applied to the payment of amounts owing by each Borrower under its respective FW Credit Facility. Unless agreed otherwise by the applicable Borrower and the Lender, all amounts paid in satisfaction of such Demand in accordance with this Guaranty shall be applied to the payment of amounts owing by such Borrower under the Turbine Supply Documents, unless (i) (A) the amount of Loans available to be borrowed by such Borrower under its respective FW Credit Facility (taking into account any applicable event of default or other circumstance that may limit the availability of Loans) is less than (B) the total amount then owing by such Borrower under the Turbine Supply Documents, and (ii) the amount of principal, interest and other amounts owing to the Lender under the applicable FW Credit Facility is greater than the amount that the Lender reasonably determines it could realize upon a foreclosure pursuant to the Security Agreements under any FW Credit Facility on the Turbines and the Turbine Supply Documents (taking into account the insufficiency of available Loans and equity capital to meet the Borrowers’ obligations under the Turbine Supply Documents).

7.        Modifications, Amendments and Extensions. The Lender may at any time and from time to time without the consent of, or notice to, the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)         change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon or the principal amount thereof) or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)        take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)         exercise or refrain from exercising any rights against the Borrowers or any subsidiary thereof or otherwise act or refrain from acting;

(d)        release or substitute any one or more endorsers, other guarantors, the Borrowers or other obligors;

(e)         settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to creditors of the Borrowers other than the Lender;

(f)         apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Lender regardless of what liabilities of the Borrowers remain unpaid;

(g)        consent to or waive any breach of, or any act, omission or default under, the Basic Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement the Basic Documents or any of such other instruments or agreements;

(h)           act or fail to act in any manner referred to in this Guaranty that may deprive the Guarantor of its right to subrogation against the Borrowers to recover full indemnity for any payments made pursuant to this Guaranty; or

(i)       take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantor from its liabilities under this Guaranty.

8.        No Waiver of Rights. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances, or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand. It is not necessary for the Lender to inquire into the capacity or powers of the Borrowers or the officers, directors, partners or agents acting or purporting to act on their behalves, and any indebtedness made or created in reliance upon the professed exercise of such powers shall constitute Guaranteed Obligations.

9.        Subordination; Subrogation. Any indebtedness of the Borrowers now or hereafter held by the Guarantor is hereby subordinated to the indebtedness of the Borrowers to the Lender. Without limiting the generality of the foregoing, the Guarantor hereby agrees with the Lender that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

10.      Certain Waivers.

(a)      The Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Lender to: (i) proceed against the Borrowers, any other guarantor or any other party; (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor or any other party; or (iii) pursue any other remedy in the Lender’s power whatsoever. The Guarantor waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrowers, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Guaranteed Obligations.

(b)      Except as otherwise expressly provided in this Guaranty, the Guarantor hereby waives (to the fullest extent permitted by applicable laws) notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Lender against, and any other notice to, any party liable thereon (including the Guarantor, any other guarantor or the Borrowers). The Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that the Lender shall have no duty to advise the Guarantor of information known to them regarding such circumstances or risks.

11.      Representations and Warranties. The Guarantor hereby makes the following representations and warranties as of the date hereof:

(a)     The Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Delaware; and the Guarantor is duly qualified and in good standing (or the equivalent) as a foreign company authorized to do business in each jurisdiction where the failure to so qualify would materially and adversely affect the Guarantor’s ability to perform its obligations hereunder.

(b)     The Guarantor’s execution, delivery and performance of this Guaranty are within the Guarantor’s powers, have been duly authorized by all necessary limited liability company action and do not require any governmental, regulatory or other approval.

(c)     The Guarantor’s execution, delivery and performance of this Guaranty do not contravene or conflict with any provision of (i) any applicable law, (ii) any judgment, decree or order, (iii) the Guarantor’s organizational documents or by-laws, or (iv) any instrument binding upon the Guarantor or upon any property of the Guarantor, such that, in case of any of clauses (i), (ii) and (iv), there would be a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guaranty.

(d)      This Guaranty is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally and the applicable of general principles of equity.

(e)     No litigation, arbitration proceedings, governmental proceedings or investigations or regulatory proceedings are pending or, to the knowledge of the Guarantor, threatened against the Guarantor that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guaranty.

(f)      The Guarantor has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, a failure to obtain or violation of which could reasonably be expected to adversely affect the Guarantor’s business, credit, operations or financial condition or its ability to perform its obligations hereunder.

(f)      After giving effect to the transactions contemplated hereby, the Guarantor is not nor would be deemed to be insolvent, nor does the Guarantor’s incurrence of contingent obligations under this Guaranty render the Guarantor insolvent.

(g)     The Guarantor is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, environmental laws, rules, regulations and orders), a breach of which would materially and adversely affect the Guarantor’s ability to perform its obligations hereunder.

12.      Expenses; Indemnification.

(a)     The Guarantor agrees hereby to reimburse the Lender and the Collateral Agent, together with their respective Affiliates, successors and assigns, directors, officers, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Party”), on demand for all costs, expenses and charges incurred by the Indemnified Parties in connection with the negotiation, performance or administration of this Guaranty (including, without limitation, reasonable fees, disbursements and other reasonable documented out-of-pocket charges of legal counsel, consultants and advisors to the Indemnified Parties). The Guarantor agrees hereby to reimburse the Indemnified Parties for all costs, expenses and charges incurred by the Indemnified Parties in connection with any enforcement (including in any workout, restructuring or bankruptcy proceeding) of this Guaranty or the defense or prosecution of any rights of the Indemnified Parties hereunder.

(b)     The Guarantor agrees hereby to indemnify and hold the Indemnified Parties harmless against all claims, damages, losses, liabilities, costs, deficiencies and expenses, including, without limitation, investigative costs, settlement costs and reasonable legal, accounting or other reasonable documented out-of-pocket expenses for investigating or defending against any actions or threatened actions (collectively, the “Losses”), arising out of or in connection with the execution or delivery of this Guaranty, and the performance by the Guarantor of its obligations hereunder and any prospective claim, litigation, investigation or proceeding related to the foregoing, regardless of whether such Indemnified Person is a party hereto, but excluding, in each case, any such Losses to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have incurred primarily by reason of the bad faith, gross negligence or willful misconduct of any Indemnified Person. The Lender and/or the Collateral Agent, as applicable, shall promptly notify the Guarantor of any claim under this Section 12(b). The Guarantor may elect to assume the defense of any action, proceeding or dispute with a third party in respect of which a claim is to be made under this Section 12(b); provided, however, that if the Guarantor assumes control of the defense of any such action, proceeding or dispute, the Guarantor shall not agree or conclude any settlement that affects the Lender or the Collateral Agent without the prior written approval of the Lender or the Collateral Agent, as applicable (such approval not to be unreasonably withheld). In the event the Guarantor assumes control of the defense of any such action, proceeding or dispute, the Guarantor shall not be liable to Lender or the Collateral Agent for any reasonable legal fees and reasonable documented out-of-pocket expenses of additional counsel incurred by the Lender or the Collateral Agent in connection with such defense; provided, however, that each of the Lender and the Collateral Agent shall have the right to employ its own counsel, it being understood, however, that the Guarantor shall not be liable for the expenses of more than one counsel for each Indemnified Party (unless counsel in any jurisdiction other than New York is required for each or any of the Lender and the Collateral Agent), whose reasonable legal fees and reasonable documented out-of-pocket expenses shall be indemnified by the Guarantor if (A) there is or could reasonably be expected to be a conflict of interest between the Lender or the Collateral Agent, as applicable, and the Guarantor in connection with the defense of such action, proceeding or dispute, or (B) there is a specific defense available to the Lender or the Collateral Agent, as applicable, which is different from or additional to those available to the Guarantor, or (C) it is reasonably necessary to protect the interests of the Lender or the Collateral Agent, as applicable, to the extent such interests differ from the interests of the Guarantor. The Guarantor agrees hereby to indemnify and hold the Indemnified Parties harmless for the full amount of taxes (excluding taxes imposed on or measured by the income or capital of the Indemnified Parties or any branch profits taxes imposed by the United States or any other jurisdiction) arising from the execution, delivery or performance of its obligations or from receiving a payment under this Guaranty, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes have been correctly assessed by the applicable governmental agency; provided, however, that the Guarantor shall not be required to indemnify the Indemnified Parties for any penalties, interest or expenses relating to taxes arising from the Indemnified Parties’ bad faith gross negligence, willful misconduct or unexcused breach of this Guaranty.

13.      Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

14.      Amendments. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Guarantor and the Lender.

15.      Acknowledgment of Underlying Obligations. The Guarantor acknowledges that executed (or conformed) copies of the Basic Documents have been made available to a senior officer of the Guarantor and such officer is familiar with the contents thereof.

16.      Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile (with receipt confirmed and followed by first class mail), courier service or personal delivery at, in the case of the Lender, the addresses specified beneath its name on the signature pages to the FW Credit Facilities, and in the case of the Guarantor, c/o First Wind Energy, LLC, 85 Wells Avenue, Suite 305, Newton, Massachusetts 02459, facsimile no. (617) 964-3342, marked for the attention of President with a copy to First Wind Energy, LLC, 85 Wells Avenue, Suite 305, Newton, Massachusetts 02459, facsimile no. (617) 964-3342, marked for the attention of General Counsel. All such notices and communications shall be deemed to have been duly given when: delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; or if sent by facsimile, when receipt is acknowledged.

17.      Reinstatement. If a claim is ever made upon the Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and the Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property or (b) any settlement or compromise of any such claim effected by the Lender with any such claimant (including the Borrowers) then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrowers, and the Guarantor shall be and remain liable to the Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.

18.      GOVERNING LAW; VENUE. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflict of laws provisions thereof other than Section 5-1401 of the New York General Obligations Law). The Guarantor agrees that any legal action or proceeding arising out of or relating to this Guaranty, or any legal action or proceeding to execute or otherwise enforce any judgment obtained against the Guarantor, for breach hereof or thereof, or against any of its properties, may be brought in the courts of the State of New York or the United States District Court for the Southern District of New York by the Guarantor or on behalf of the Guarantor, as the Lender may elect. The Guarantor hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts for purposes of any such legal action or proceeding. Service of process by the Lender in any such dispute shall be binding on the Guarantor if sent to the Guarantor by registered or certified mail, at the addresses specified on the signature page of this Guaranty. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction.

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY, ANY OTHER BASIC DOCUMENT (AS DEFINED UNDER EACH FW CREDIT FACILITY) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IN ADDITION, THE GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER (AS DEFINED UNDER EACH FW CREDIT FACILITY)EXECUTED IN CONNECTION HEREWITH OR THEREWITH BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM

19.      Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantor and the Lender.

20.      No Setoff or Counterclaim. All payments made by the Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under the Basic Documents.

21.      Headings. The headings in this Guaranty are for purposes of reference only and shall not otherwise affect the meaning or construction of any provision of this Guaranty.

22.      No Third Party Beneficiaries. Except as otherwise provided herein, this Guaranty is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

23.      GE Guaranty Covenant. Until the occurrence of the Release Event, the Guarantor covenants and agrees that, so long as Guaranteed Obligations remain outstanding, (a) it shall, without duplication of its obligations hereunder, perform all of its obligations as and when due under the guarantees provided by the Guarantor to GE with respect to the Turbine Supply Documents (the “Turbine Supply Guarantees”) and (b) it shall not, without the prior written consent of the Lender, (i) repudiate, revoke, cancel or terminate, or accept or consent to the repudiation, revocation, cancellation or termination of, any Turbine Supply Guarantee nor (ii) amend, supplement or modify in any material respect, or enter into any material amendment, supplement or modification to, any Turbine Supply Guarantee that would have the effect of reducing its obligations or liabilities thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

FIRST WIND HOLDINGS, LLC,
as Guarantor

By:	/s/ Michael Alvarez
Name: Michael Alvarez
Title: President

Accepted and Agreed to:

HSH NORDBANK AG, NEW YORK BRANCH

By:	/s/ Brian T. Caldwell
	Name:	Brian T. Caldwell
	Title:	Senior Vice President
HSH Nordbank AG, New York Branch

By:	/s/ Michael Pepe
	Name:	Michael Pepe
	Title:	Senior Vice President
HSH Nordbank AG, NY Branch

HSH NORDBANK AG, NEW YORK BRANCH

230 Park Avenue

32nd Floor

New York, New York 10169-0005

Attention:	Energy – Portfolio Management
Telephone:	(212) 407-6044 (David Watson)
Facsimile:	(212) 407-6811

with a copy to:

HSH NORDBANK AG, NEW YORK BRANCH

230 Park Avenue

32nd Floor

New York, New York 10169-0005

Attention:	General Counsel
Telephone:	(212) 407-6142
Facsimile:	(212) 407-6811

Schedule 1

Project Companies

•                  Stetson Wind II, LLC

•                  Kaheawa Wind Power II, LLC

•                  Evergreen Wind Power II, LLC

•                  Evergreen Wind Power III, LLC

•                  Vermont Wind, LLC

•                  Erie Wind, LLC

Schedule 2

Collateral

An Amended and Restated Pledge and Security Agreement, duly executed by First Wind Holdings, LLC in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment (each as defined below);

An Amended and Restated Guaranty and Pledge Agreement, duly executed by New York Wind III, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Guaranty and Security Agreement, duly executed by Windfarm Prattsburgh, L.L.C., in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Guaranty and Pledge Agreement, duly executed by Hawaii Holdings, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Guaranty and Security Agreement, duly executed by Kaheawa Wind Power II, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Guaranty and Pledge Agreement, duly executed by First Wind Maine Holdings, LLC, in favor of the Collateral Agent, as amended by the Global Amendment, the Second Global Amendment and the Termination and Release Agreement and Amendment (as defined below);

A Guaranty and Security Agreement, duly executed by Stetson Wind II, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Guaranty and Security Agreement, duly executed by Evergreen Wind Power II, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Guaranty and Security Agreement, duly executed by Evergreen Wind Power III, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Guaranty and Security Agreement, duly executed by First Wind Acquisition, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Guaranty and Security Agreement, duly executed by First Acquisition IV, LLC in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Guaranty and Pledge Agreement, duly executed by First Wind Vermont Holdings, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Guaranty and Security Agreement, duly executed by Vermont Wind, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Pledge Agreement, duly executed by Mars Hill Partners, LLC in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Pledge Agreement, duly executed by Maine Wind Partners II, LLC in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Pledge Agreement, duly executed by Maine Wind Partners, LLC in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

An Amended and Restated Pledge Agreement, duly executed by First Wind O & M, LLC, in favor of the Collateral Agent, as amended by the Global Amendment and the Second Global Amendment;

A Guaranty and Security Agreement, duly executed by Erie Wind, LLC, in favor of the Collateral Agent, as amended by the Second Global Amendment;

A Guaranty and Pledge Agreement, duly executed by First Wind New York Holdings, LLC, in favor of the Collateral Agent, as amended by the Second Global Amendment;

A Global Amendment to Guaranty and Security Agreements, Guaranty and Pledge Agreements, Pledge Agreements, and Pledge and Security Agreement, duly executed by the FW Entities in favor of the Collateral Agent (the “Global Amendment”);

A Second Global Amendment to Guaranty and Security Agreement, Guaranty and Pledge Agreements, Pledge Agreements, and Pledge and Security Agreement, duly executed by the FW Entities in favor of the Collateral Agent (the “Second Global Amendment”);

A Termination and Release Agreement and Amendment, duly executed by First Wind Maine Holdings, LLC, Evergreen Wind Power V, LLC, and the Collateral Agent (the “Termination and Release Agreement and Amendment”);

A Second Lien Guaranty and Pledge Agreement, duly executed by CSSW Holdings, LLC and CSSW, LLC , in favor of the Collateral Agent;

The Security Agreements as defined in the Fourth Amended and Restated Secured Promissory Note, dated as of the date hereof, by and between HSHN and First Wind Acquisition, LLC, a Delaware limited liability company; and

The Security Agreements as defined in the Second Amended and Restated Secured Promissory Note, dated as of the date hereof, by and between HSHN and First Wind Acquisition IV, LLC.

A Pledge Agreement, duly executed by New York Wind II, LLC, in favor of the Collateral Agent, as amended by the Second Global Amendment.

A Security Agreement, duly executed by New York Wind III, LLC, in favor of the Collateral Agent, as amended by the Second Global Amendment.

Schedule 3

Equity Ownership Table

PARENT	SUBSIDIARY

First Wind Holdings, LLC	First Wind Energy, LLC
First Wind Prospects, LLC
First Wind Acquisition, LLC
First Wind Acquisition II, LLC
First Wind Acquisition III, LLC
First Wind Acquisition IV, LLC
First Wind Acquisition V, LLC
*****
New York Wind III, LLC
New York Wind IV, LLC
Maine Wind Partners III, LLC
Stetson Holdings, LLC
Mars Hill Partners, LLC
*****
*****
Vermont Wind Partners, LLC
*****
Wyoming Wind Power, LLC
California Wind, LLC
Hawaii Holdings, LLC
Hawaii Wind Partners, LLC
Oregon Wind Partners, LLC
Washington Wind, LLC
Utah Wind, LLC
New Mexico Wind, LLC
CSSW Holdings, LLC

CSSW Holdings, LLC	CSSW, LLC

First Wind Energy, LLC	First Wind Construction, LLC
First Wind O&M, LLC

First Wind O&M, LLC	First Wind O&M Facilities Management, LLC

First Wind O&M Facilities Management, LLC	First Wind O&M Battery Services, LLC

CANADA

Canada Wind Partners, LLC	Canada Wind, LLC
*****
Garvie Mountain Wind, LLC

CALIFORNIA

California Wind, LLC	Indigo Winds, LLC Mojave Winds, LLC Grand View Winds, LLC ***** *****

HAWAII

Hawaii Wind Partners, LLC	Hawaii Wind Partners II, LLC

Hawaii Wind Partners II, LLC	Kaheawa Wind Power, LLC

Hawaii Holdings, LLC	***** Kahuku Wind Power, LLC Kaheawa Wind Power II, LLC ***** Ikaika Wind Power, LLC *****

MAINE

Mars Hill Partners, LLC	Maine Wind Partners II, LLC

Maine Wind Partners II, LLC	Maine Wind Partners, LLC

Maine Wind Partners, LLC	Evergreen Wind Power, LLC

Maine Wind Partners III, LLC	Evergreen Wind Power II, LLC Evergreen Wind Power III, LLC Evergreen Wind Power V, LLC Longfellow Wind, LLC ***** Stetson Wind II, LLC ***** ***** ***** ***** *****

*****

NEW MEXICO

New Mexico Wind, LLC	***** Desert Sage Wind, LLC *****

NEW YORK

New York Wind III, LLC	New York Wind II, LLC

New York Wind II, LLC	Niagara Wind Power, LLC New York Wind, LLC

New York Wind, LLC	Canandaigua Power Partners, LLC Canandaigua Power Partners II, LLC Windfarm Prattsburgh, LLC *****

New York Wind IV, LLC	***** Clover Ridge Wind, LLC Southern Tier Wind, LLC

OREGON

*****

*****

UTAH

Utah Wind, LLC	Milford Wind Corridor, LLC

Milford Wind Corridor, LLC	Milford Wind Corridor Phase I, LLC Milford Wind Corridor Phase II, LLC

VERMONT

Vermont Wind Partners, LLC	Vermont Wind, LLC *****

WASHINGTON

Washington Wind, LLC	Palouse Wind, LLC Latah Wind, LLC

*****

WYOMING

Wyoming Wind Power, LLC	*****

Schedule 4

Development Budget

(Attached)

*****

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  A total of six pages were omitted.

Schedule 5

Permitted Indebtedness

None.

Schedule 6

Post-Closing Obligations

1.             Accounts.  On or before January 15, 2009, Holdings shall deliver (or cause to be delivered) to the Collateral Agent written evidence that all accounts of Holdings or its subsidiaries currently maintained at Bank of America are either covered by one or more account control agreements in form and substance reasonably satisfactory to the Collateral Agent or that such accounts have been closed and moved to Citibank, N.A. (“Citibank”) and are covered by one or more account control agreements in form and substance similar to the account control agreement(s) (in relation to accounts of Holdings and certain of its subsidiaries) entered into by the Collateral Agent, Holdings and Citibank on or before the Effective Date, or in such other form as the Collateral Agent may approve, providing for the perfection of the Collateral Agent’s security interest in all deposit accounts constituting part of the Collateral under, and subject to, the Amended Documents.

2.             Mortgages. On or before the applicable date set forth in the chart contained in Section 4 below, each Project Company shall deliver (or cause to be delivered) to the Collateral Agent a fully executed (except for the Collateral Agent) Mortgage in favor of the Collateral Agent (each of which mortgage shall be in form and substance suitable for recordation in the applicable jurisdiction), and each such Mortgage shall be recorded, as follows:

(a) with respect to each Project, one or more Mortgages shall be recorded on (i) the site(s) on which Turbines will be erected on the earlier to occur of (A) the date of erection of the Turbines thereon and (B) the date specified in the below chart and (ii) the remaining real property rights on or before the date for recording specified in the below chart; provided further that, with respect to the property rights described only in the foregoing clause (ii), none of Holdings or its affiliates shall be obligated to make any payment to any such counterparty (other than covering legal fees, filing fees and other transaction costs in the Borrower’s sole discretion) to induce such counterparty to enter into such security arrangement.

3.             Title Insurance. The Borrower shall deliver to the Agent a copy of any title reports with respect to the interest of Holdings or any applicable Project Company in each project site as soon as reasonably practicable after receipt of the same by the Borrower or the applicable Project Company. On or before (a) December 31, 2008, in connection with the sites on which Turbines are in such types and amounts as may be reasonably required giving due regard for the development stage of the Project and the amount of the obligations secured thereby.

4.             Consents to Assignment. On or before the date set forth in the chart in Section 4 below, each Project Company shall deliver a fully executed (except for the Collateral Agent) Consent

(which Consent shall be in form and substance reasonably satisfactory to the Collateral Agent in light of the types of Consents entered into for projects of this type) for each Material Project Document to which such Project Company is a party that is:

(a)          a power purchase, renewable energy credit sales or other revenue agreement,

(b)         an interconnection agreement,

(c)          the Turbine Supply Documents,

(d)         a balance of plant construction agreement,

(e)          a substation transformer purchase agreement, and

(f)            a payment in lieu of taxes agreement;

provided, that (x) the time period set forth in the below chart shall be extended for such additional period as may be reasonably necessary to obtain the signature of the counterparty to such Consent so long as the Project Company is using diligent and commercially reasonable efforts to satisfy this requirement, (y) promptly (but in any event within ten (10) Business Days) after receipt of comments from any such counterparty requesting modifications to the Consent, the Collateral Agent shall respond with counterproposals thereto and (z) notwithstanding any of the foregoing in this Section 2, none of the Project Company nor any of its Affiliates shall be obligated to make any payment to any such counterparty to induce such counterparty to enter into such Consent.

5.             Chart of Time Periods. The following is the chart containing the delivery dates for the deliverables referenced in Sections 2 and 3 above. The deliverables are required in connection with the Financing Agreement (as defined in the Omnibus Agreement) stated in parentheses.

Type of Basic Document, Project and Financing Agreement	Delivery Date

Execution and delivery of the Mortgage(s) for the Stetson II Project (FWA Note)	12/31/08

Execution and delivery of Mortgage(s) for the Rollins Project (FWA Note)	12/31/08

Execution and delivery of Mortgage(s) for the Oakfield Project (FWA	12/31/08

Note)

Execution and delivery of Mortgage(s) for the Sheffield Project (WA IV)	2/28/09

Execution and delivery of Mortgage(s) for the Steel Winds II Project (WA IV)	9/15/09

Consents for Sheffield and Steel Winds II (WA IV)	9/15/09

Recordation of Mortgage(s) for Rollins, Oakfield, Stetson II, Sheffield, Steel Winds II (FWA Note)	Prior to erection of any Turbines at the applicable Project site, or upon an Event of Default at Agent’s election

Recordation of any other Mortgage(s) not previously recorded	Upon an Event of Default at Agent’s election

Mortgage for KWP II (FWA Note)	No Mortgage will be given

Consents for Rollins (FWA Note)	N/A

Consents for Stetson II (FWA Note)	N/A

Consents for Oakfield (FWA Note)	N/A

Consents for KWP II (FWA Note)	N/A

Schedule 7

Steel Winds Reorganization

1.               New York Wind III, LLC to purchase Lehman First Wind Holdings, LLC Class B membership interests in NY Wind II, LLC.

2.               New York Wind III, LLC to transfer Class A and Class B membership interests in New York Wind II, LLC to CSSW, LLC.

3.               New York Wind II, LLC to transfer membership interests in Windfarm Prattsburgh, L.L.C. to First Wind New York Holdings, LLC.

4.               CSSW, LLC to dissolve New York Wind III, LLC or merge it into New York Wind II, LLC.